Exhibit 99.1

For Immediate Release
The Student Loan Corporation (NYSE:STU)
January 24, 2005

The Student Loan Corporation Announces Quarterly Dividend

Carl E. Levinson Named Chairman of the Board

John W. Watkins Elected a Director

STAMFORD, CT, January 24, 2005—The Student Loan Corporation (NYSE:STU) today announced its quarterly dividend on the Company’s common stock of $1.08 per share, a $0.18, or a 20%, per share increase. The dividend will be paid March 1, 2005 to shareholders of record on February 15, 2005.

In addition, the Company has named Carl E. Levinson as its Chairman of the Board replacing Bill Beckmann, effective January 20, 2005. Mr. Beckmann will continue to serve on the Board of Directors of the Company.

Mr. Levinson has served as a Director of the Company since October 1994, and, from July 1997 through January 2001, served as Chairman of the Board. Mr. Levinson has been Division Executive of Citigroup’s Consumer Assets Division since 1997 and has been Chairman of CitiMortgage since August 1992.

The Board of Directors of the Company also elected John W. Watkins as a Director of the Company. Mr. Watkins will be replacing David W. Young, effective January 20, 2005.

Mr. Watkins has served as Group Credit Director of U.S. Retail Banking and U.S. Consumer Finance since October, 2002. He originally joined Citigroup in 1983 and spent over nine years managing risk for Citicorp Services and Citicorp Retail Services. In 1992, Mr. Watkins participated in the spin-off of Capital Markets Assurance Corporation from Citicorp and was employed by Capital Markets Assurance Corporation as a Senior Risk Officer until 1997. He rejoined Citigroup in 1997 as the Director of Risk Management for the Consumer Assets Division.

The Student Loan Corporation (NYSE: STU) is one of the nation’s leading originators and holders of insured student loans providing a full range of education financing products and services to meet the needs of students, parents, schools and other lenders. The Company was previously a division of Citibank and became a NYSE-listed corporation in 1992. Citibank, N.A. is the majority shareholder. Citibank was one of the first banks to finance higher education, beginning in 1958. Today, The Student Loan Corporation serves over 2 million customers and over 3,000 schools nationwide.

For information on college planning and financing information or inquiries regarding student loan accounts please call 1-800-967-2400 or visit www.studentloan.com. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.

CONTACT:	Anita Gupta Citibank Public Affairs (212) 559-0297 guptaa@citigroup.com	Brad Svalberg Student Loan Corporation, Investor Relations (203) 975-6292 bradley.d.svalberg@citigroup.com